Exhibit 10.3

AMENDMENT NO. 2 TO

SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated July __, 2023, is by and among Unusual Machines, Inc., a Puerto Rico corporation (“Unusual”), Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), and Jeffrey Thompson, an individual, (the “Principal Stockholder,” and together with Unusual and Red Cat, the “Parties”).

WHEREAS, the Parties entered into a Share Purchase Agreement as of November 21, 2022, as amended March 31, 2023 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to (A) reflect a revision to eliminate the escrow requirement set forth in Section 2.03 of the Agreement and add the Principal Stockholder lock-up in connection with Red Cat’s and the Principal Stockholder’s indemnification obligations in Article VII including, without limitation, in connection with a breach of any representation and warranty made by Red Cat or the Principal Stockholder, (B) extend the End Date from June 12, 2023 to September 30, 2023 as provided in Section 11.02(a) of the Agreement, (C) revise Section 6.05 of the Agreement, (D) revise Section 8.01 of the Agreement and (E) modify certain registration rights granted by Unusual to Red Cat, and its assigns.

NOW, THEREFORE, the Parties, each intending to be legally bound hereby, do mutually covenant and agree as follows, subject to and effective as of the Effective Time (as defined below):

1.     All capitalized terms herein shall have the meaning ascribed to such terms in the Agreement.

2.     Section 2.03 of the Agreement is hereby amended and restated as follows:

“Section 2.03 Principal Stockholder Lock-Up Shares.

On the Closing Date, the Principal Stockholder shall enter into a Principal Stockholder Lock-up Agreement, in form and substance mutually agreeable to the Principal Stockholder and Unusual (the “Principal Stockholder Lock-Up Agreement”) whereby the principal Stockholder will agree not to sell 100,000 shares of Unusual Common Stock (after giving effect to the 1-for-2 reverse stock split) or such other number of shares with an agreed upon with a value on the Closing Date of $500,000 using the public offering price of the Company’s Common Stock (the “Principal Stockholder Lock-Up Shares Shares”) for nine (9) months from the Closing Date of the offering made pursuant to the Registration Statement (Registration No. 333-270519) filed with the SEC.

(a)        The Principal Stockholder Lock-Up Shares shall provide security for Red Cat’s and the Principal Stockholder’s indemnification obligations in Article VII including, without limitation, in connection with a breach of any representation and warranty made by Red Cat or the Principal Stockholder.

(b)        Any claim against the Principal Stockholder Lock-Up Shares must be made within nine (9) months following the Closing. If a written claim is timely made, the Principal Stockholder Lock-Up Agreement will also contain provisions pertaining to the release of the Principal Stockholder Lock-Up Shares to Unusual under certain circumstances.

(c)        All references related to Escrow Shares in the Agreement shall be deemed to be references to the Principal Stockholder Lock-Up Shares. All references to the Escrow Agreement shall be deleted and constitute references to the Principal Stockholder Lock-Up Agreement. All references to the Escrow Agent in the Agreement are hereby deleted.”

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3.     Section 11.02(a) is hereby amended and restated as follows:

“(a) if the Purchase and Sale has not been consummated on or before September 30, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.02 shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Purchase and Sale to be consummated on or before the End Date;”

4.     Section 6.05 of the Agreement is hereby amended and restated as follows:

“Section 6.05 Ownership of the Principal Stockholder Lock-Up Shares. The Principal Stockholder is and will immediately prior to the Closing be the record and beneficial owner of the Principal Stockholder Lock-Up Shares, as such term is defined by the Principal Stockholder Lock-Up Agreement, by and among the Principal Stockholder and Unusual and the Escrow Agent dated as of the Closing Date. Prior to the Closing such Principal Stockholder Lock-Up Shares will be owned free and clear of any Liens (other than restrictions pursuant to the rules and regulations promulgated by the SEC and pursuant to the Lock-Up Agreement contemplated in Section 8.19 of the Agreement), including, without limitation, claims or rights under any Voting Trust Agreements, Proxies, Stockholder Agreements or other Agreements.. No written or oral agreement or understanding with respect to the disposition of the Principal Stockholder Lock-Up Shares or any rights therein, other than this Agreement and the Principal Stockholder Lock-Up Agreement, exists.”

5.      Section 8.01 of the Agreement is hereby amended and restated as follows:

“Section 8.01 Form S-1. As soon as practicable following the Effective Date, Unusual shall file a Form S-1 Registration Statement (the “Registration Statement”) with the SEC providing for Unusual to sell at least $5 million of Unusual Common Stock (the “Offering”). Red Cat shall co-operate with Unusual in connection with the Offering. Unusual shall not file the Form S-1 Registration Statement or any amendment thereto, absent the express prior written approval therefor by Red Cat, such consent not to be unreasonably withheld, delayed or denied.”

6.      Unusual hereby agrees to register 300,000 shares of Unusual Common Stock that it will issue to Red Cat in connection with the Business Combination and to use its best efforts to file a registration statement 120 days after the consummation of the Offering and have such registration statement declared effective within 180 days after consummation of the Offering pursuaant to a registration rights agreement that will be filed as an Exhibit to the Registration Statement prior to the Registration Statement being declared effective by the SEC; provided, however, Red Cat shall execute and deliver a Lock-Up Agreement restricting the public sale of the Common Stock for 180 days or such lesser period as may be agreed upon by the managing underwriter for Unusual’s initial public offering.

7.      In the event of any conflict between the Agreement and this Amendment, the terms as contained in this Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

8.      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

9.      Within fifteen (15) days of request, Unusual shall reimburse Red Cat up to an additional $100,000 of its reasonable and documented legal and out-of-pocket expenses incurred in connection with the preparation for the Business Combination, including without limitation, Red Cat’s costs in connection with valuation, investment banking fees, proxy, mailing, SEC filings and reports, and legal, audit and accounting costs.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

UNUSUAL MACHINES, INC. a Puerto Rico corporation By: _______________________________ Name: Brandon Torres Declet, Title: Chief Executive Officer
RED CAT HOLDINGS, INC. a Nevada corporation By: _______________________________ Name: Joe Freedman Title: Lead Director
PRINCIPAL STOCKHOLDER: __________________________ Jeffrey Thompson

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